Exhibit 99.1

American Shared Hospital Services Reports 12.5% Period-over-Period Increase in Second Quarter 2022 Revenue

-Revenue Reaches Highest Level since Q3 2019; Net Income Highest since Q4 2017-

-PBRT Revenue and Volume Increases 49% and 19% Respectively-

-Conference Call Friday August 12th at 12:00pm ET / 9:00am PT-

SAN FRANCISCO, CA, August 11, 2022 ‒ American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services, today announced financial results for the second quarter ending June 30, 2022.

Second Quarter 2022 Financial Highlights

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Total revenue in the second quarter was $5,034,000, an increase of 12.5% from the comparable period in 2021. Total proton therapy revenue and fractions increased 49.0% and 19.4%, respectively, period-over-period. Gamma Knife revenue and volumes for same centers in operation decreased 7% and 6%, respectively, when compared to Gamma Knife volumes for those same centers during the same period of the prior year.

●	Gross margin increased 29.9% in dollars, to $2.1 million. The gross margin percentage expanded 560 basis points to 41.5% of revenue compared to 35.9% for the second quarter of 2021.

●	Operating income for the second quarter of 2022 was $793,000 compared to operating income of $352,000 in the second quarter of 2021, an increase of 125%.

●

Net income attributable to American Shared Hospital Services in the second quarter was $497,000, or $0.08 per diluted share, compared to a net loss of $87,000, or ($0.01) per diluted share, for the same period in the prior year, and 85% higher compared to the Company’s net income attributable to American Shared Hospital Services in the first quarter of 2022 of $269,000, or $0.04 per diluted share.

●	Adjusted EBITDA, a non-GAAP financial measure, was $2,129,000 for the second quarter of 2022, compared to $1,829,000 for the second quarter of 2021, an increase of 16.4%.

●	Cash at June 30, 2022 was $11,967,000, an increase of $3,704,000 from the December 31, 2021 balance of $8,263,000.

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In May 2022, AMS strengthened its global sales and marketing team with the appointment of Tim Keel, a senior healthcare finance professional, to a new VP of Sales and Marketing position to lead an enhanced outreach sales strategy.

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In April 2022, the Company announced that it had signed a joint venture agreement to partner in a radiation therapy facility in Puebla, Mexico, located 80 miles from Mexico City, its third international center.

Ray Stachowiak, Chief Executive Officer, commented, “AMS had a strong second quarter with volumes continuing to rebound to pre-pandemic levels. This was especially true of the Company’s PBRT site which reported increases in revenue and fractions of 49.0% and 19.4%, respectively. Our stand-alone wholly owned facilities in Peru and Ecuador have also begun to return to pre-pandemic levels and we expect this trend to continue through the year. Average reimbursement rates increased for both Gamma Knife and PBRT procedures, and combined with the increased volumes for PBRT, drove a 12.5% increase in total revenue to $5.0 million, the highest since the third quarter of 2019. Gross margin increased 30% to $2.1 million, or 41.5% of revenue, which is near pre-pandemic highs.”

“Operating income increased 125% to $793,000 from $352,000 in the year ago quarter, and net income was $497,000, or $0.08 per share. This is the highest net income we’ve reported since the fourth quarter of 2017, over four years ago, and the fourth consecutive quarter of increases, building on the first quarter’s net income of $269,000, or $0.04 per share, the $219,000, or $0.04 per share, that was reported in the fourth quarter of 2021 and the $33,000, or $0.01 per share, reported in the third quarter of 2021. This increased profitability has contributed to our cash balances reaching almost $12 million, or approximately $1.91 per share, based on the June 30th fully diluted share count of 6.3 million shares.”

“Our significant cash balances and $7 million unused credit line provide us with the resources we need to pursue new business opportunities more aggressively. We recently hired a highly experienced healthcare financial professional to head up our expanded sales and marketing efforts. We’re also continuing to move ahead on the new radiation center joint venture in Puebla, Mexico that we announced in April. We continue to expect to reopen the upgraded center early in 2023. With strong operating trends gaining traction, significant cash resources, and increased investment in sales and marketing initiatives, we believe AMS is on its way to sustained growth and profitability,” concluded Mr. Stachowiak.

Financial Results for the Three Months Ended June 30, 2022

For the three months ended June 30, 2022, revenue increased 12.5% to $5,034,000 compared to $4,476,000 in the year ago period and an increase of 3.9% compared to $4,847,000 for the first quarter of 2022.

Second quarter revenue for the Company's proton therapy system installed at Orlando Health in Florida increased 49.0% to $2,308,000 compared to revenue for the second quarter of 2021 of $1,549,000 due to increased volumes and higher average reimbursement for the current period.

Total proton therapy fractions in the second quarter were 1,324, an increase of 19.4% compared to 1,109 proton therapy fractions in the second quarter of 2021 primarily due to the impact from the COVID-19 pandemic on the prior year’s results.

Revenue for the Company's Gamma Knife operations decreased 6.9% to $2,726,000 for the second quarter of 2022 compared to $2,927,000 for the second quarter of 2021. The decrease was due to a decrease in procedures, offset by an increase in average reimbursement. The increase in average reimbursement was driven by an increase in the average rate at the Company’s retail sites caused by a favorable shift in payor mix to more commercial payors. Revenue for same centers in operation, which excludes the two Gamma Knife contracts that expired, one each in the first and fourth quarters of 2021, decreased 7% when compared to those same centers during the same period of the prior year.

Gamma Knife procedures decreased by 10.9% to 335 for the second quarter of 2022 from 376 in the same period of the prior year primarily due to the expiration of the two contracts, noted above. Gamma Knife volumes for same centers in operation decreased 6.0% when compared to Gamma Knife volumes for those same centers during the same period of the prior year, which are viewed as normal cyclical fluctuations.

Gross margin for the second quarter of 2022 increased 29.9% to $2,088,000, or 41.5% of revenue, compared to gross margin of $1,607,000, or 35.9% of revenue, for the second quarter of 2021.  The increase was achieved despite higher operating costs at the Company’s international sites driven by increased volumes.

Selling and administrative costs increased by 5.1% to $1,146,000 for the second quarter of 2022 compared to $1,090,000 for the same period in the prior year due to higher sales, legal and related fees associated with new business opportunities.

Operating income for the second quarter of 2022 was $793,000 compared to operating income of $352,000 in the second quarter of 2021, an increase of 125%, reflecting higher revenue and average reimbursement rates for both Gamma Knife and PBRT procedures. Operating income in the first quarter of 2022 was $600,000.

Income tax expense increased to $248,000 for the three-month period ended June 30, 2022 compared to a tax benefit of $24,000 for the same period in the prior year. The increase in income tax expense for the current period was due to increased earnings during the current period, return-to-provision adjustments arising from foreign income tax returns filed during the current period, as well as permanent domestic tax differences that are expected to continue through the end of this year.

Net income attributable to American Shared Hospital Services in the second quarter 2022 was $497,000, or $0.08 per diluted share, compared to a net loss of $87,000, or ($0.01) per diluted share, for the second quarter of 2021. The increase in net income was due to increased revenues and higher average reimbursement rates on both Gamma Knife and PBRT procedures. The 2021 second quarter includes a pretax loss on the extinguishment of debt of $401,000. Net income attributable to American Shared Hospital Services in the second quarter of 2021, excluding the net effect of this extinguishment of debt after non-controlling interest and income taxes of $244,000, was $157,000, or $0.03 per diluted share. Fully diluted weighted average common shares outstanding were 6,281,000 and 5,802,000 for the second quarter of 2022 and 2021, respectively.

Adjusted EBITDA, a non-GAAP financial measure, was $2,129,000 for the second quarter of 2022, compared to $1,829,000 for the second quarter of 2021, an increase of 16.4%. The increase was due to higher operating income period over period.

Financial Results for the Six Months Ended June 30, 2022

For the six months ended June 30, 2022, revenue increased 11.8% to $9,881,000 compared to revenue of $8,840,000 for the first six months of 2021. Gamma Knife revenue decreased 4.9% to $5,534,000 for the first half of 2022 compared to $5,819,000 for the first half of 2021. The number of Gamma Knife procedures in the first six months of 2022 was 664, a decrease of 9.2% compared to 731 Gamma Knife procedures in the comparable period of 2021. Proton therapy revenue increased 41.1% to $4,347,000 for the first half of 2022 compared to $3,080,000 for the first half of 2021. Total proton therapy fractions in the first six months of 2022 were 2,952, an increase of 26.2% compared to 2,340 proton therapy fractions in the comparable period of 2021.

Net income attributable to American Shared Hospital Services for the first six months of 2022 was $766,000, or $0.12 per diluted share, compared to a net loss of $58,000, or $(0.01) per diluted share, for the first six months of 2021. Net income attributable to American Shared Hospital Services excluding the net effect of the extinguishment of debt after non-controlling interest and income taxes of $244,000, was $186,000, or $0.03 per diluted share. Adjusted EBITDA, a non-GAAP financial measure, was $4,051,000 for the first six months of 2022, compared to $3,462,000 for the first six months of 2021.

Balance Sheet Highlights

At June 30, 2022, cash, cash equivalents, and restricted cash was $11,967,000, compared to $8,263,000 at December 31, 2021.  American Shared Hospital Services' equity (excluding non-controlling interests in subsidiaries) at June 30, 2022 and December 31, 2021 was $20,823,000 or $3.32 per diluted share and $19,893,000, or $3.28 per diluted share, respectively.

Conference Call and Webcast Information

AMS has scheduled a conference call at 9:00 a.m. PT (12:00 p.m. ET) tomorrow, August 12, 2022. To participate, please call 1 (844) 413-3972 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or at www.streetevents.com for institutional investors.

A replay of the call will be available at 1 (877) 344-7529, access code 8516286, through August 19, 2022. The call will also be available for replay on the Company’s website, www.ashs.com, for one year.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services is a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services. AMS is a leading provider in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations, and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT, IMRT and MR/LINAC systems. For more information, please visit: www.ashs.com .

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risks of the COVID-19 pandemic and its effect on the Company’s business operations and financial condition, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the three month period ended March 31, 2022, the Annual Report on Form 10-K for the year ended December 31, 2021 and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 21, 2022.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, income tax expense, depreciation, and amortization. We define Adjusted EBITDA as net income before interest expense, income tax expense, depreciation and amortization expense, stock-based compensation expense, and loss on extinguishment of debt.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as loss on extinguishment of debt and stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:

American Shared Hospital Services
Ray Stachowiak
Chief Executive Officer
rstachowiak@ashs.com

Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 863-6341
sprince@pcgadvisory.com

- Tables Follow -

AMERICAN SHARED HOSPITAL SERVICES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Summary of Operations Data
		(Unaudited)
	Three months ended June 30,		Six months ended June 30,

	2022	2021	2022	2021
Revenues	$5,034,000	$4,476,000	$9,881,000	$8,840,000
Costs of revenue	2,946,000	2,869,000	5,726,000	5,799,000
Gross margin	2,088,000	1,607,000	4,155,000	3,041,000

Selling and administrative expense	1,146,000	1,090,000	2,465,000	2,174,000
Interest expense	149,000	165,000	297,000	425,000
Operating income	793,000	352,000	1,393,000	442,000

(Loss) on extinguishment of debt	-	(401,000)	-	(401,000)
Other (loss) income	(5,000)	(2,000)	(5,000)	1,000
Income (loss) before income taxes	788,000	(51,000)	1,388,000	42,000

Income tax expense (benefit)	248,000	(24,000)	454,000	(18,000)
Net income (loss)	540,000	(27,000)	934,000	60,000
Less: Net income attributable to non-controlling interest	(43,000)	(60,000)	(168,000)	(118,000)
Net income (loss) attributable to American Shared Hospital Services	$497,000	$(87,000)	$766,000	$(58,000)

Income (loss) per common share:
Basic	$0.08	$(0.01)	$0.12	$(0.01)
Assuming dilution	$0.08	$(0.01)	$0.12	$(0.01)

Weighted Average Shares
Basic	6,203,000	5,802,000	6,187,000	5,801,000
Assuming dilution	6,281,000	5,802,000	6,266,000	5,801,000

AMERICAN SHARED HOSPITAL SERVICES

BALANCE SHEET DATA

	Balance Sheet Data
	(Unaudited)

	6/30/2022	12/31/2021
Cash, cash equivalents and restricted cash	$11,967,000	$8,263,000
Current assets	$16,840,000	$15,087,000
Total assets	$44,525,000	$45,430,000

Current liabilities	$4,630,000	$5,891,000
Shareholders' equity	$25,337,000	$24,239,000

AMERICAN SHARED HOSPITAL SERVICES

ADJUSTED EBITDA

	Reconciliation of GAAP to Non-GAAP Adjusted Results
	(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net Income (Loss)	$497,000	$(87,000)	$766,000	$(58,000)
Plus: Income Tax Expense (Benefit)	248,000	(24,000)	454,000	(18,000)
Interest Expense	149,000	165,000	297,000	425,000
Depreciation and Amortization Expense	1,163,000	1,278,000	2,375,000	2,509,000
Stock-Based Compensation Expense	72,000	96,000	159,000	203,000
Loss on Extinguishment of Debt	-	401,000	-	401,000
Adjusted EBITDA	$2,129,000	$1,829,000	$4,051,000	$3,462,000